DEBT SETTLEMENT AGREEMENT

TO: Doral Energy Corp.
415 W. Wall Street, Suite 500
Midland, Texas 79701

Attention: H. Patrick Seale

1. War Chest Capital Multi-Strategy Fund, LLC ("War") is the holder of outstanding convertible debt of Doral Energy Corp., ("DRLY") in the principal amount of Thirty-Five Thousand Dollars ($35,00.00) (the "Debt") plus all accrued but unpaid interest associated with said Principal.

2. War and DRLY wish to settle the Debt pursuant to a conversion of the Debt into shares of DRLY common stock.

3. DRLY hereby agrees to amend the terms of the Debt by permitting War to convert shares at a conversion price of approximately Three and Three Tenths of One Cent ($.033) per share.

4. This Agreement shall be construed as to both validity and performance and enforced in accordance with and governed by the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

5. This Agreement may not be modified or changed except by an instrument or instruments in writing executed by the parties hereto.

6. This Agreement may not be modified or changed except by an instrument or instruments in writing executed by the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date below.

War Chest Capital Multi-Strategy Fund, LLC
By: War Chest Capital Partners, LLC

By: ____________________
Howard Blum

Doral Energy Corp.

By: H. Patrick Seale
H. Patrick Seale

Date: March 08, 2010